Exhibit 4.6


                                          July 7, 2004



Wireless Frontier Internet, Inc.
104 West Callaghan Street
Fort Stockton, Texas 79735

Gentlemen:

      I hereby contribute to the capital stock of Wireless Frontier Internet, Inc. (the "Company") eight hundred eight-three thousand three hundred and thirty-four (883,334) shares (the "Shares") of the common stock, par value $0.001 per share, of the Company held by me, pursuant to the attached Stock Power, and hereby irrevocably surrender any right, title or interest that I have to such Shares.

                                    Very truly yours,



                                    Joe Chris Alexander